Employment Contract

Clyvia Technology GmbH
Friedrich List Allee 10
41488 Wegberg-Wildenrath

hereafter the “Employer”

and

Dr. Manfred Sappok
Geldener Strasse 94
47918 Toenisvorst 1

hereafter the “Employee”

enter into the following Employment contract:

§ 1 Employment contract start date

The employment contract start date is July 1, 2005. Termination prior to the Employment contract start date is impossible.

§ 2 Responsibilities

Dr. Sappok shall be employed as Managing director. Dr. Sappok shall be responsible for the commercial management and project coordination for the Employer.

Dr. Sappok is entitled to individual representation of the Employer.

§ 3 Remuneration

For his work, Dr. Sappok shall receive the following emolument:

Commencing on July 1, 2005 a monthly gross salary in the amount of € 2,300 (in words two thousand three hundred Euros).

Dr. Sappok shall receive a management bonus in the amount of 1.5% of the selling price for each system sold.

At year-end 2005 the appropriateness of the monthly salary to which Dr. Sappok is entitled will be reviewed and newly determined together with the shareholders.

Dr. Sappok shall receive a flat rate travel allowance of € 500 per month.

§ 4 Contract period/ Termination

The contract period is indefinite. It may be terminated at the end of each calendar year by giving one year of notice.

Termination shall occur by registered letter or hand-delivery of a written notice.

The contract ends at the end of the month in which Dr. Sappok reaches the age of 65. Any renewal of the contract after that point in time shall be by mutual agreement between Dr. Sappok and the Employer’s shareholders.

In case of termination by Dr. Sappok, the Company may forego, in whole or in part, any additional work by Dr. Sappok with the continued payment of his fixed remuneration (fixed salary and guaranteed management bonus) until the end of the termination period. If the company foregoes any of Dr. Sappok’s services, his entire remuneration from new employment shall be deducted from the remuneration thus far.

In the event that Dr. Sappok is temporarily prevented from fulfilling his responsibilities as Managing director due to illness, or for other reasons for which he cannot justify, Dr. Sappok shall receive the fixed remuneration (fixed salary and guaranteed management bonus) for a period of 6 months, however, not for longer than the contract period. After the 6 months, the supervisory board shall make a decision regarding continued payment of the remuneration, if necessary.

In case of death, his widow, Mrs. Elisabeth Sappok, nee Graf, shall receive the fixed remuneration (fixed salary and guaranteed managed bonus) for 3 months, however, not beyond the contract duration. The continued payment of remuneration begins after the end of the month, in which the death occurred.

§ 5 Vacation

Dr. Sappok shall have an annual vacation allowance of 6 calendar weeks. Vacation dates shall be established in agreement with the other members of the corporate management.

§ 6 Additional benefits

Dr. Sappok is entitled to reimbursement of expenses from business trips.

Dr. Sappok is entitled to a business vehicle, which will also be available for his private use.

§ 7 Obligation of secrecy

Dr. Sappok must maintain secrecy about any of the company’s business activities and of those corporations, in which the company has a share – especially concerning trade secrets, plant equipment set-up processes, laboratory work, supply sources and employees. Furthermore,

Dr. Sappok is obligated to maintain as company property any business documents and his own records, if they pertain to company activities, and maintain confidentiality, and must turn over these documents to the company upon request, however, at the latest at the end of the employment contract, unless this is unreasonable in an isolated case under special circumstances.

Records pertaining to results, which are based on his creative work and which are pertinent to the business purpose of the Employer, shall be made available to the company at the end of the employment contract. Dr. Sappok may keep these, if it does not run counter to any special company interests.

The obligation of secrecy does not end at the end of the employment contract. As long as Dr. Sappok does not receive any pension benefits from the company and is not obligated by a prohibition of competition, the obligation of secrecy does not apply after the end of the employment contract, as long as Dr. Sappok demonstrates that the limitation of his professional activities is unreasonable in relation to the company’s interests concerning secrecy.

§ 8 Employment on the side

Any employment on the side requires express prior written consent from the shareholders. Participation in limited companies as well as the participation in company supervisory bodies is considered as employment on the side.

§ 9 Patents and inventions

For inventions and proposed technical improvements, the regulations under the Law concerning employee inventions [“Gesetz ueber Arbeitnehmererfindungen”] as well as the guidelines pertaining thereto, with the exception of § 22 of the law are applicable.

§ 10 Insurance

The company shall take out accident insurance for Dr. Sappok with an insured sum of € 750,000.00 in case of death and € 1,000,000.00 in case of disability.

§ 11 Contract amendments

Additions or amendments to this contract must be made in writing and are only legally effective, if signed by both parties to the contract. If one contract clause becomes legally ineffective, the validity of the other provisions shall not be affected. In this case, the parties to the contract are obligated to determine a provision, which economically most closely reflects the purpose of the ineffective provision. The same applies for any gaps in the contract.

The conclusion of the contract renders any previous contracts and agreements invalid.

§ 12 Other liabilities

The employer1 shall assume the directly enforceable guarantee for any liabilities under this contract.

§ 13 Delivery

This contract has been prepared in duplicate. Each party to the contract receives one copy.

Wildenrath

[Signature]
(Dieter Wagels)

Wildenrath

[Signature]
(Dr. Manfred Sappok)

[1] Translator’s note: Here the word “Auftraggeber” is used instead of “Arbeitgeber,” used up to this point. Auftraggeber is usually understood to mean “client,” but can also be translated as employer. “Arbeitgeber” on the other hand always means “Employer.”